As filed with the Securities and Exchange Commission on April 6, 1998

                                                  Registration No. 333- _____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                            FOCUS ENHANCEMENTS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                     1-11860                04-3186320
        (State or other               (Commission             (IRS Employer
 jurisdiction of incorporation)        File Number)       Identification Number)


                                 142 North Road
                          Sudbury, Massachusetts 01776
                                 (781) 371-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              Christopher P. Ricci
                    Senior Vice President and General Counsel
                            FOCUS Enhancements, Inc.
                                 142 North Road
                          Sudbury, Massachusetts 01776
                                 (781) 371-2000
              (Name, address, including zip code, telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             John A. Piccione, Esq.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800
                              ---------------------

         Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             -----------------------

                         CALCULATION OF REGISTRATION FEE
                                                                                             Proposed               Amount of
  Title of Each Class of Securities to       Amount to                                        Maximum             Registration
              be Registered                be Registered            Price to Public       Offering Price             Fee(2)

Common Stock, par value $.01 per             1,441,224                 $3.15625            $4,548,863.20             $1,341.91
share(1)

(1)  The Common Stock being  registered  consists of: (i) 1,092,150  shares issued to JNC Opportunity  Fund Ltd. (the "Investor") in connection with a private placement in March 1998 (the "March 98 Offering");  (ii) 327,645 shares issuable to the Investor upon the exercise of a warrant issued to the Investor;  and (iii) 21,429 shares issuable upon the exercise of warrants issued to the placement agent and its designee in connection with the March 98 Offering,  all as described in the "SELLING STOCKHOLDERS" and
     "PLAN OF DISTRIBUTION" sections of the Prospectus.

(2)  The registration  fee is calculated  pursuant to Rule 457(c) of the Securities Act of 1933 by taking the average of the bid and asked prices of the registrant's Common Stock, $.01 par value per share, on March 31, 1998 as reported on the NASDAQ SmallCap
     Market.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                                      (ii)

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              Subject to Completion
                   Preliminary Prospectus Dated April 6, 1998
REOFFER
PROSPECTUS
                            FOCUS ENHANCEMENTS, INC.

                        1,441,224 Shares of Common Stock

     This Prospectus relates to the offer and sale from time to time of up to 1,441,224 shares (the "Shares") of common stock, $.01 par value per share (the Common Stock") of FOCUS Enhancements, Inc. (the "Company"), by the Selling Stockholders named herein (the "Selling Stockholders"), or by their respective pledgees, donnees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. Of the 1,441,224 Shares being offered hereby: (i) 1,092,150 Shares were issued to JNC Opportunity Fund Ltd. (the "Investor"); (ii) 327,645 Shares are issuable upon the exercise of warrants (the "Investor Warrants") issued to the Investor; and (iii) 21,429 Shares are issuable upon the exercise of warrants issued to the placement agent and its designee (the "Broker Warrants" and, together with the Investor Warrants, the "Warrants"). The Shares and Warrants were issued by the Company to the Selling Stockholders on March 3, 1998 in a private placement (the "March 98 Offering"). To the extent that the Warrants are exercised, the Company will receive proceeds equal to the exercise price of the Warrants. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. The expenses of registration of the Shares which may be offered hereby under the Securities Act of 1933, as amended (the "Securities Act") will be paid by the Company.

         The Shares covered under the Registration Statement of which this Prospectus is a part may be offered for sale from time to time by or for the account of the Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, in the open market, on the NASDAQ Small Cap Market or on one or more exchanges on which the Shares are then listed, in privately negotiated transactions, in an underwritten offering, in a combination of such methods, or by any other legally available means, at market prices prevailing at the time of such sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, their successors in interest and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders, their successors in interest and/or any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters with the meaning of Section 2(11) of the Securities Act, and any commissions or other compensation received by them and any profits realized by them on the resale of the Shares as principals may be deemed underwriting compensation under the Securities Act. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol FCSE. On March 31, 1998, the last sale price of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $3 1/8.
                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COM-
                MISSION OR ANY STATE SECURITIES COMMISSION PASSED
                      UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                 AN INVESTMENT IN THE SECURITIES OFFERED HEREBY
               INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                              AT PAGES 5 THROUGH 7.
                             ----------------------
                  The date of this Prospectus is April __, 1998.

         No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or the information contained or incorporated by reference herein is correct at any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copies obtained at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically by means of the Commission's home page at http://www.sec.gov.

         The Company has filed with the Commission a Form S-3 Registration Statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus, which constitutes part of the Registration Statement filed by the Company with the Commission under the Securities Act omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997; (ii) the definitive Proxy Statement filed with the Commission dated June 20, 1997 provided to stockholders in connection with the Annual Meeting of Stockholders held on July 25, 1997; and (iii) the description of the Company's Common Stock contained in the Registration Statement on Form SB-2 File No. 33-60248-B filed with the Commission on March 29, 1993, as amended. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement), or in any subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to the Company at its principal executive offices, 142 North Road, Sudbury, Massachusetts 01776,
Attention: Christopher P. Ricci, telephone (781) 371-2000.

                               PROSPECTUS SUMMARY

         The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY.......................     FOCUS Enhancements,  Inc. (the "Company"
                                       or "FOCUS") internally develops, markets
                                       and sells  worldwide a proprietary  line
                                       of PC-to-TV  video  conversion  products
                                       for  PC's  and   Macintoshes   (R).  The
                                       Company's   proprietary  PC-to-TV  video
                                       conversion products include video output
                                       devices  marketed  and  sold  under  the
                                       Company's  registered "TView" trademark.
                                       All of the Company's PC-to-TV conversion
                                       products  enable  users to  transmit  at
                                       low-cost,    high   quality,    computer
                                       generated  images from any DOS,  Windows
                                       or Mac OS based personal computer to any
                                       television  of any size with a  standard
                                       RCA   or   S-Video   interface.   FOCUS'
                                       PC-to-TV   technology   provides  sharp,
                                       flicker-free,  computer-generated images
                                       on televisions  for  multimedia/business
                                       presentations,        classroom/training
                                       sessions,   game   playing,   collective
                                       viewing  of  computer  applications  and
                                       Internet  browsing.  The Company markets
                                       and  sells its  FOCUS  branded  consumer
                                       products  globally  through a network of
                                       distributors,   volume  resellers,  mail
                                       order,  value added  resellers  ("VARs")
                                       and  original  equipment   manufacturers
                                       ("OEMs").

RISK FACTORS......................     The Offering involves  substantial risk.
                                       See "RISK FACTORS".

SECURITIES OFFERED................     1,441,224   Shares.   The  Common  Stock
                                       offered   hereby    consists   of:   (i)
                                       1,092,150 Shares issued to the Investor;
                                       (ii)  327,645  Shares  issuable  to  the
                                       Investor   upon  the   exercise  of  the
                                       Investor  Warrants;   and  (iii)  21,429
                                       Shares  issuable  upon  exercise  of the
                                       Broker     Warrants.     See    "SELLING
                                       STOCKHOLDERS."

OFFERING PRICE....................     All or part of the Shares offered hereby
                                       may be sold from time to time in amounts and on terms to be determined by the Selling Stockholders at the time of sale.

USE OF PROCEEDS...................     To the  extent  that  the  Warrants  are
                                       exercised,  the  Company  intends to use
                                       the net  proceeds  for  general  working
                                       capital   purposes.   The  Company  will
                                       receive no part of the proceeds from the sale of the Shares registered pursuant to this Registration Statement.

NASDAQ TRADING SYMBOL.............     FCSE

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk and should only be purchased by investors who can afford to lose their entire investment. The following factors, in addition to those discussed elsewhere in the Prospectus, should be considered carefully in evaluating the Company and its business.

         Future Capital Needs. At December 31, 1997, the Company had working capital of $2,619,300, cash and cash equivalents of $719,851 and was fully drawn on its line of credit (approximately $720,000 at December 31, 1997) with its bank and its $1.5 million term note with an unaffiliated lender. Historically, the Company has been required to meet its short- and long-term cash needs through debt and the sale of Common Stock in private placements in that cash flow from operations has been insufficient. During 1997, the Company received approximately $6,082,000 in net proceeds from the exercise of warrants, stock options and the sale of Common Stock. In March 1998, the Company received approximately $2,800,000 in net proceeds from the sale of Common Stock in the March 98 Offering.

         The Company's future capital requirements will depend on many factors, including cash flow from operations, continued progress in its research and development programs, competing technological and market developments, and the Company's ability to market its products successfully. During 1998, the Company may be required to raise additional funds through equity or debt financing, of which there can be no assurance. Any equity financing could result in dilution to the Company's then-existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly.

         Reliance on Major Customers. For the year ended December 31, 1997, approximately 16% of the Company's revenues were derived from sales to a major distributor, approximately 27% of the Company's revenues were derived from sales to a major manufacturer of personal computers and its contract manufacturer, and approximately 11% of the Company's revenues were derived from sales to a major television manufacturer. Management expects that sales to these customers will continue to represent a significant percentage of the Company's future revenues. The Company does not have long-term contracts pursuant to which any customer is required to purchase any minimum amount of products. There can be no assurance that the Company will continue to receive orders of the same magnitude as in the past from existing customers or that it will be able to market its current or proposed products to new customers. The loss of any major customer by the Company would have a materially adverse effect on the business of the Company as a whole.

         History of Operating Losses. The Company has experienced limited profitability since its inception and at December 31, 1997, had an accumulated deficit of $22,411,611. The Company incurred net losses of $10,772,410 and $1,986,079 for the years ended December 31, 1996 and 1997, respectively.
There can be no assurance that the Company will be profitable in 1998.

         Limited Availability of Capital under Credit Arrangements with Lenders. The Company maintains a line of credit with Silicon Valley Bank which is fully drawn ($720,000 was owed to the bank at December 31, 1997). At December 31, 1997, the Company was in violation of certain debt covenants relating to the line of credit. In addition, the line of credit was scheduled to expire on March 8, 1998. The Company has received a waiver of the covenants from the bank, a revision of the loan covenants and an agreement to extend the line until June 8, 1998. The Company is currently in discussions with another lender to refinance this line.

         The Company also owes $1.5 million to an unaffiliated lender pursuant to a term note that currently accrues interest at a revolving rate of prime plus 4%, is payable quarterly in arrears at the end of December, March, June, and September, and was due February 1, 1996. On June 28, 1996, the Company negotiated an amendment to the term note with the lender to extend the due date of the term note to March 31, 1997. Pursuant to the amendment, the Company granted the lender a second security interest in all the assets of the Company. The Company is currently negotiating an additional extension with the lender.

         In the event that the Company is unsuccessful in refinancing its bank line of credit or that the unaffiliated lender does not extend the due date of its term note, the Company would be required to repay the amounts outstanding from working capital or from equity or debt financing.

         Market Acceptance. The Company's sales and marketing strategy is targeted to sales of its PC-to- TV video-graphics products to the Windows, Mac OS markets, including computer manufacturers, VGA graphic card developers and VGA chip developers, as well as to television manufacturers. Although the Company has to date experienced success in penetrating these markets, there can be no assurance that the Company's marketing strategy will continue to be effective and that current customers will continue to buy the Company's products. Market acceptance of the Company's current and proposed products will depend upon the ability of the Company to demonstrate the advantages of its products over other PC-to-TV video- graphics products.

         Reliance on Vendors. In the year ended December 31, 1997, approximately 90% of the components for the Company's products were secured and manufactured on a turnkey basis by two vendors. In the event that either vendor were to cease supplying the Company, management believes there are alternative vendors for the components for the Company's products. However, the Company would experience short-term delays in the shipment of its products.

         Dependence on Timely Delivery of the FOCUS Scan 300 Chip. In late 1997, the Company completed development of an ASIC called the FOCUS Scan 300 Chip which the Company will incorporate into all of its next generation PC-to-TV video-graphics products. The Company is relying on an outside vendor to manufacture its requirements for the Chip. A significant portion of the Company's anticipated revenues and gross margins for 1998 are dependent on timely delivery of sufficient quantities of the FOCUS Scan 300 Chip in order to fill pending and anticipated orders. In the event that the Company does not receive sufficient quantities of the Chip to fill orders, the Company's revenues and profitability for 1998 could be adversely effected.

         Technological Obsolescence. The Windows and Mac OS markets are characterized by extensive research and development and rapid technological change resulting in product life cycles of nine to eighteen months. Development by others of new or improved products, processes or technologies may make the Company's products or proposed products obsolete or less competitive. The Company will be required to devote substantial efforts and financial resources to enhance its existing products and to develop new products. There can be no assurance that the Company will succeed with these efforts.

         Competition. The Windows and Mac OS markets are extremely competitive. The Company currently competes with other developers of PC-to-TV conversion products and with video-graphic integrated circuit developers. Many of the Company's competitors have greater market recognition and greater financial, technical, marketing and human resources than the Company. Although the Company is not currently aware of any announcements by its competitors that would have a material impact on the Company or its operations, there can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace.

         Component Supply Problems. The Company purchases all of its parts from outside suppliers and from time to time experiences delays in obtaining some components or peripheral devices. The Company attempts to reduce the risk of supply interruption by evaluating and obtaining alternative sources for various components or peripheral devices. However, there can be no assurance that supply shortages will not occur in the future which could significantly increase the cost, or delay shipment of, the Company's products, which in turn could adversely affect its results of operations.

         Protection of Proprietary Information. Although the Company currently has three patents pending, all with respect to its PC-to-TV video conversion chips, and anticipates filing another patent application in the second quarter of this year, the Company does not currently have any patents. The Company treats its technical data as confidential and relies on internal nondisclosure safeguards, including confidentiality agreements with employees, and on laws protecting trade secrets to protect its proprietary information. There can be no assurance that these measures will adequately protect the confidentiality of the Company's proprietary information or that others will not independently develop products or technology that are equivalent or superior to those of the Company. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms.

                                   THE COMPANY

         FOCUS Enhancements, Inc. (the "Company" or "FOCUS") internally develops, markets and sells worldwide a line of proprietary PC-to-TV video conversion products for PC's and Macintoshes (R). Based on an independent survey by Frost & Sullivan, the Company is an industry leader in the development and marketing of PC-to-TV video conversion products that make personal computers "TV-ready" and televisions "PC- ready."

         The Company's proprietary PC-to-TV video conversion products include video output devices marketed and sold under the Company's registered trademark "TView." All of the Company's PC-to-TV conversion products enable users to transmit at low-cost, high-quality, computer generated images from any DOS, Windows or Mac OS based personal computer to any television of any size with a standard RCA or S-Video interface. FOCUS' PC-to-TV technology provides sharp, flicker-free, computer-generated images on televisions for multimedia/business presentations, classroom/training sessions, game playing, collective viewing of computer applications, and Internet browsing.

         The Company markets and sells its FOCUS branded consumer products globally through a network of distributors, volume resellers, mail order, value-added resellers ("VARs") and original equipment manufacturers ("OEMs"). In North America, the Company markets and sells its products through national distributors such as Ingram Micro D, D & H, Academic and Nuvo; national volume resellers such as CompUSA, Computer City, Micro Center, Staples and through third party mail order companies such as MicroWarehouse, Multiple Zones, Global Direct, PC Connection and CDW.

         In addition, the FOCUS branded PC-to-TV products have been selected by leading personal computer manufacturers to be marketed with the use of their select brand of personal computers. Compaq, and Toshiba have included the Company's PC-to-TV products on their selected market price lists, and promote the FOCUS PC-to-TV products in their box materials.

         The Company also markets and sells its products internationally in over 30 countries by independent distributors in each country. These independent distributors market and sell the FOCUS branded products to retailers, mail order companies, and VARs in their respective countries.

         In addition to the FOCUS branded products, the Company markets, sells or licenses its proprietary PC-to-TV technology to television manufacturers such as Philips Consumer Electronics and Zenith Electronics, and to personal computer manufacturers such as Apple Computer. The Company is currently in discussions with several other PC manufacturers, television manufacturers, VGA chip developers and VGA card developers globally.

         The Company was founded in December 1991, as a Massachusetts corporation and was reincorporated in Delaware in April 1993. In December 1993, the Company acquired Lapis Technologies Inc. ("Lapis"), a developer of high-quality, low-cost Macintosh PC to TV video graphics products. Effective September 30, 1996, the Company consummated the acquisition of TView, Inc., a developer of PC-to-TV video conversion ASIC technology. This acquisition has played a major strategic role in allowing FOCUS to gain a major technological lead over competitors in the video scan conversion category and has positioned FOCUS as a leader in PC-to-TV video conversion technology. On September 30, 1997, the Company sold its line of computer connectivity products.

         The Company's principal executive offices are located at 142 North Road, Sudbury, Massachusetts 01776. Its research and development center is located at 9275 SW Nimbus Drive, Beaverton, Oregon 97008. The Company's European sales and marketing office, FOCUS Enhancements B.V., is located at Schipholweg

118,  Kantorenhuis,  2316 XD Leiden,  The  Netherlands.  The  Company's  general
telephone   number  is  (978)   371-2000  and  its   Worldwide  Web  address  is
http://www.focusinfo.com.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the resale by the Selling Stockholders of the Shares.

         Management intends to use any proceeds from the exercise of the Warrants for general working capital purposes including expenditures in connection with the development, sales and marketing of future products for the Company.

                              SELLING STOCKHOLDERS

         The Shares being offered for resale by the Selling Stockholders were acquired in connection with the March 98 Offering and include shares of Common Stock issuable upon exercise of the Warrants. In connection with the March 98 Offering, the Company granted the Selling Stockholders certain registration rights pursuant to which the Company agreed to keep the Registration Statement, of which this Prospectus is a part, effective until the date that all of such Shares have been sold pursuant to the Registration Statement or the Shares are otherwise eligible for resale pursuant to Rule 144(k) of the Securities Act, whichever occurs first. The Company has agreed to indemnify the Selling Stockholders and each of their officers, directors, members, employees, partners, agents and each person who controls any of the Selling Stockholders against certain expenses, claims, losses, damages and liabilities (or action, proceeding or inquiry by any regulator or self-regulatory organization in respect thereof). The Company has agreed to pay its expenses of registering the Shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and its own counsel fees.

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by such Selling Stockholder as of March 3, 1998 and the number of Shares being offered by each Selling Stockholder. The Shares being offered hereby are being registered to permit public secondary trading, and the Selling Stockholders may offer all or part of the Shares for resale from time to time. However, such Selling Stockholders are under no obligations to sell all or any portion of such Shares nor are such Selling Stockholders obligated to sell any Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their Shares, no estimates can be given as to the number of Shares that will be held by any Selling Stockholder upon termination of any offering made hereby. See "PLAN OF DISTRIBUTION."

Name of Selling               Shares Beneficially           Shares to be Sold in the      Shares Owned After
Stockholder                   Owned Prior to the            Offering                      the Offering (1)(2)
                              Offering (1)

JNC Opportunity Fund              1,419,795                     1,419,795                       - 0 -
Ltd. (3)
Wharton Capital                      15,000                        15,000                       - 0 -
Partners Ltd. (4)
Elizabeth D'Angelis (4)               6,429                         6,429                       - 0 -

                                       -9-


(1)      Except as set forth in footnote (5) below, beneficial ownership is determined in accordance with Rule
         13d-3 of the Exchange Act. The persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)      Assumes all Shares offered hereby are sold in the Offering.

(3)      Includes 327,645 Shares issuable upon exercise of the Investor  Warrants.  The Investor  Warrants are
         exercisable  until March 3, 2005 if at any time prior to August 25, 1999,  the average of the closing bid prices of the Company's  Common Stock during any  consecutive 20 trading days is equal to or less than $2.7469.

(4)      Represent Shares issuable upon exercise of the Broker  Warrants.  The Broker Warrants are exercisable at a price of $4.2118 per share until March 3, 2003.

(5)      Pursuant to the terms of the Warrants,  the Warrants are exercisable by any holder only to the extent that the number of shares of Common Stock  thereby  issuable,  together  with the number of shares of
         Common  Stock owned by such  holder and its  affiliates  (but not  including  shares of Common  Stock underlying  unexercised  portions of the  Warrants)  would not exceed  9.99% of the then  outstanding
         Common Stock as  determined in accordance  with Section 13(d) of the Exchange Act.  Accordingly,  the number of Shares  set forth in the table for a Selling  Stockholder  may  exceed the number of Shares that such  Selling  Stockholder  could  own  beneficially  at any given  time  through  such  Selling
         Stockholder's  ownership  of the  Warrants.  In that  regard,  beneficial  ownership  of such Selling
         Stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange
         Act.

                              PLAN OF DISTRIBUTION

         The Shares may be sold or distributed from time to time by the Selling Stockholders or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods: (i) ordinary brokers transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the NASDAQ SmallCap Market, (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
(vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

         Brokers, dealers, underwriters or agents participating in the distribution of the Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The Selling Stockholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwiting compensation under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale of distribution of the Shares.

         Each Selling Stockholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

         Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby was passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts 02109. John A. Piccione, Esq., Secretary of the Company, is also a partner at Sullivan & Worcester LLP. Mr. Piccione holds warrants to purchase 72,740 shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements of the Company as of and for the year ended December 31, 1997 appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, have been audited by Wolf & Company, P.C. independent accountants as set forth in their report thereon. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         No dealer, salesman or other person has been authorized to give any information or make any representation other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the specific securities to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful.

                     TABLE OF CONTENTS
                                                      Page

Available Information....................................2
Incorporation of Certain
  Documents by Reference.................................2
Prospectus Summary.......................................4
Risk Factors.............................................5
The Company............................................. 8
Use of Proceeds..........................................9
Selling Stockholders.....................................9
Plan of Distribution....................................10
Legal Matters...........................................11
Experts.................................................11
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities ..........................................11


                        1,441,224 Shares of Common Stock







                            FOCUS ENHANCEMENTS, INC.





                                 ______________

                                   PROSPECTUS
                                 ______________


                                 April |X|, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The expenses in connection with the issuance and distribution of the Common Stock to be registered are estimated (except for the Securities and Exchange Commission filing fee) below. All such expenses will be paid by the Registrant.


Registration Fee Under Securities Act               $    1,341.91
Blue Sky Fees and Expenses                               5,000.00
Legal Fees and Expenses                                 15,000.00
Accounting Fees and Expenses                             8,000.00
Printing and Mailing Costs                               1,000.00
Miscellaneous Fees and Expenses                          2,000.00
                                                    -------------
            Total Expenses                          $   32,341.91
                                                    =============



Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as such with respect to another corporation or other entity at the request of such corporation.

         The Delaware General Corporation Law, the Company's charter and by-laws provide for indemnification of the Company's directors and officer for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's Second Restated Certificate of Incorporation, as amended and Restated By-laws incorporated herein by reference.

         The Underwriting Agreement executed in connection with the Company's initial public offering provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement previously filed as Exhibit 1.1 to the Company's Registration Statement on Form SB-2, No. 33-60248-B.

         The Company has obtained directors and officers liability insurance for the benefit of its directors and certain of its officers.

         Reference is made to the Underwriting Agreement described above, pursuant to which the Registrant agreed to indemnify each underwriter and each person, if any, who controls any underwriter within the meaning of the Act, or the Securities Exchange Act of 1934, as amended, against certain types of civil liabilities arising in connection with the aforementioned Registration Statement or the prospectus contained therein.

Item 16. Exhibits

         The following documents have been previously filed as Exhibits and are incorporated herein by reference except those exhibits indicated with an asterisk which are filed herewith:

      Exhibit No.       Description

         2        Agreement  and Plan of Merger dated as of September  30, 1996, by and among FOCUS Enhancements, Inc., a Delaware corporation,
                  FOCUS   Acquisition   Corp.,   a  Delaware   corporation   and
                  wholly-owned  subsidiary of FOCUS, and TView, Inc., a Delaware
                  Corporation(1).
         3.1      Second  Restated  Certificate  of  Incorporation,  as amended, incorporated  by reference to Exhibit No. 3.1 of the Company's
                  Registration  Statement on Form SB-2 [Reg. No. 33-60248-B] and
                  as an exhibit to the Company's  Form 10-QSB dated November 13,
                  1995.
         3.2      Restated By-laws of the Company(2).
         4.1      Specimen certificate for Common Stock of the Company(2).
         4.2*     Securities  Purchase  Agreement  between  the  Company and JNC
                  Opportunity  Fund Ltd.  (the  "Investor")  dated  February 27,
                  1998.
         4.3*     Registration Rights Agreement dated February 27, 1998.
         4.4*     Common Stock  Purchase  Warrant  dated March 3, 1998 issued to the Investor.
         4.5*     Form of Warrant dated March 3, 1998 issued to designees of the
                  Placement Agent(3).
         5.1*     Opinion of Sullivan & Worcester LLP
         23.1*    Consent  of  Wolf  &   Company,   P.C.,   independent   public
                  accountants

         (1) Filed as an exhibit to the Company's Current Report on Form 8-K dated November 4, 1996, and incorporated herein by reference.

         (2) Filed as an exhibit to the Company's Registration Statement on Form SB-2, No. 33-60248-B, and incorporated herein by reference.


Item 17. Undertakings

(a)      The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Shares being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

(c)      The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

             (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of Sudbury, Commonwealth of Massachusetts, on April 2, 1998.

                              FOCUS ENHANCEMENTS, INC.


                              By:    /s/ Thomas L. Massie
                                    Thomas L. Massie
                                    Chief Executive Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-3 relating to Common Shares has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Thomas L. Massie and Christopher P. Ricci, and each of them, to file one or more amendments (including additional post-effective amendments) to this Registration Statement, which amendments may make such changes as any of such persons deem appropriate, and each person, individually and in each capacity stated below, hereby appoints each of such persons as attorney-in-fact to execute in his name and on his behalf any of such amendments to the Registration Statement.


Signature                          Title                              Date
---------                          -----                              ----

/s/ Thomas L. Massie       President, Chief Executive            April 2, 1998
Thomas L. Massie           Officer and Director
                           (Principal Executive Officer)
                                                                 April 2, 1998
/s/ Gary Cebula            Vice President of Finance and
Gary Cebula                Administration (Principal
                           Financia land Accounting Officer)

/s/ John C. Cavalier       Director                              April 2, 1998
John C. Cavalier

/s/ William B. Coldrick    Director                              April 2, 1998
William B. Coldrick

/s/ Timothy E. Mahoney     Director                              April 2, 1998
Timothy E. Mahoney


                                      II-5